FOR IMMEDIATE RELEASE

Tengasco Holds Annual Shareholder Meeting and Announces a 20% Increase in the Company’s Daily Kansas Oil Production by the Albers B No. 1 Well

KNOXVILLE, Tenn., June 21, 2010 -- Tengasco, Inc. (NYSE Amex: TGC) announced that on June 21, 2010, The Annual Meeting of Stockholders (the "Annual Meeting") of Tengasco, Inc. ("the Company") was held today for the purpose of electing five nominated directors to the Board of Directors and ratifying the appointment by the Audit Committee of the Board of Directors of Rodefer Moss & Co, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The holders of 52,570,961 shares of the Company’s Common Stock were represented in person or by proxy at the Annual Meeting, constituting a quorum. All of the nominated directors were elected by plurality as follows:

Election of Directors:	For	Withheld
Jeffrey R. Bailey	25,470,053	390,183
Matthew K. Behrent	25,536,829	323,407
John A. Clendening	25,521,414	338,822
Carlos P. Salas	25,313,331	546,905
Peter E. Salas	25,302,043	558,193

The proposal to ratify the appointment of Rodefer Moss & Co, PLLC as the Company's independent certified public accountants for Fiscal 2010 was passed by the following vote:

For: 51,501,196.  Against: 952,524.                                                                Abstain: 117,241.

At its Annual Meeting, the Company made a presentation to shareholders and other individuals in attendance that included, among other things, information regarding the recently drilled Albers B #1 well completed in Kansas on June 1, 2010.  The Company’s 2010 Annual Meeting presentation may be viewed on the Company’s website, www.tengasco.com, under the link to “Investor Information.”

Jeffrey R. Bailey, Chief Executive Officer of the Company, said “As we had expected the recently drilled Albers B #1 well completed on June 1, 2010 has had excellent results and since June 1 has been producing an average of 113 barrels of oil per day and no water.  This single well has increased our daily production of oil in Kansas by almost 20%, from about 600 barrels per day to over 700 barrels per day.  This well expands the potential size of our Trego County Albers discovery field to the east, and adds significant additional reserves to the Company’s totals.  We continue to focus on this area as a key future core area, and additional developmental and exploratory drilling will occur along the new discovery trend.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2010 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company’s actual results could differ materially from the forward-looking statements.

Contact:
Jeffrey R. Bailey CEO 865-675-1554